EXHIBIT 99.1

ACME Communications Announces First Quarter 2003 Results

Net Revenues Grow 33%; Quarterly Net Income of $100.5 Million, Reflecting Gain on Recent Station Sales to Tribune Company

SANTA ANA, Calif., May 2, 2003 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the first quarter ended March 31, 2003.

ACME's net revenues for the quarter increased 33% to $10.0 million compared to net revenues of $7.5 million in the first quarter of 2002. Negative broadcast cash flow for the quarter was $480,000, a 52% improvement from $1.0 million in negative broadcast cash flow for the first quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined herein) improved 24% to negative $1.45 million compared to negative $1.9 million in the first quarter of 2002.

Net income for the quarter was $100.5 million compared to a net loss of $37.0 million in the first quarter of 2002. The current quarter net income included $111.7 million in income from discontinued operations, including a gain of $110.2 million on the sale of ACME's stations in St. Louis and Portland, Oregon, which were sold to subsidiaries of Tribune Company on March 21, 2003.

The improvement in negative broadcast cash flow results for the first quarter reflects continued ratings-driven revenue growth at all of the Company's nine stations. Station operating expenses for the quarter increased 24% over the first quarter of 2002, reflecting the Company's investment in programming, promotion and sales related costs. On a same-station basis, excluding the results of WBUW-TV in Madison, which the Company acquired in the fourth quarter of 2002, net revenues and station operating expenses grew 29% and 19%, respectively, for the quarter. On a same-station basis, negative broadcast cash flow improved 62% in the first quarter of 2003 compared to the first quarter of 2002.

Commenting on the quarter's results, Jamie Kellner, ACME's Chairman and CEO, said, "While the Iraqi conflict had a moderating effect on our sales momentum during the back half of the first quarter, we were still able to deliver significant gains in both absolute dollar revenue and market share at each of our nine stations. Our stations continue to grow their ratings, and we are converting these gains into top-line growth. During the February 2003 sweeps period, our stations delivered a 31% increase in the 5pm - midnight daypart among viewers aged 18-49 years old, despite a considerable increase in competition from other networks. These ratings gains bode well for our future revenue growth."

Mr. Kellner continued, "While our station development strategy is well on track, the strength of our second quarter and full year results will depend on improving general economic conditions and the related effect on underlying consumer and advertiser demand. With what we believe to be the worst of the impact caused by the Iraqi conflict behind us, we remain cautiously optimistic about our growth prospects for the remainder of the year.

Redemption of Senior Discount Notes and Senior Secured Notes

As previously announced, on April 21, 2003, the Company redeemed all of its $175 million 10 7/8% Senior Discount Notes and $41.634 million of its $71.634 million 12% Senior Secured Notes. The aggregate paid to the Noteholders for the redemption, call premiums and accrued interest through April 21, 2003, was $217.6 million. This amount was net of $6.2 million (par value) of our Senior Discount Notes we repurchased in late March 2003.

Use of Broadcast Cash Flow, EBITDA and Same Station Results

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1, as required by Regulation G. (See Supplemental Table 1 for the definitions of broadcast cash flow and EBITDA). Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Same station results exclude the results of our December 2002 Madison acquisition. All of our other eight stations have been owned for the entire comparable periods of 2003 and 2002. A reconciliation of selected "As Reported" to "Same Station" operating results is presented in Supplemental Table 3.

Second Quarter 2003 Outlook

While visibility remains somewhat limited, we believe that advertising demand for the balance of the second quarter may firm as we get further away from the uncertainties of the Iraqi conflict and consumers begin to gain confidence in the economy. The Company currently expects its same station second quarter 2003 revenue and station operating expenses to finish in the range of 15-20% and 16-18%, respectively, above the second quarter of 2002 corresponding net revenue and station operating expense. Second quarter broadcast cash flow is expected to improve modestly compared to a negative broadcast cash flow of $60,000 for the second quarter of 2002.

First Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its first quarter results on Friday, May 2, 2003, at 11:00 a.m. EDT. The dial-in number for the conference call is (973) 582-2706. A replay of the conference call will be available through May 9, 2003 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), reservation code 3870905. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. A seven day archived replay of the webcast will also be available at that link.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will," "believe," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for construction permits, the inability to successfully negotiate an amendment to, or a replacement of, our current senior credit facility, or the possibility of future borrowing limitations under that credit facility and the other risk factors set forth in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "SEC") on September 29, 1999, pursuant to the Securities Act of 1933 and in the Company's 2002 Form 10-K filed with the SEC on April 1, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

              ACME Communications, Inc. and Subsidiaries
          Consolidated Statements of Operations (Unaudited)
           (In thousands, except share and per share data)

                                  For the Three Months Ended March 31
                                --------------------------------------
                                    2003           2002       % Change
                                -----------    -----------    --------
 Net revenues                   $     9,979    $     7,487        33%
 Operating expenses:
  Station operating expenses         10,350          8,373        24%
  Depreciation and amortization       1,061            963        10%
  Corporate expenses                    970            898         8%
  Equity-based compensation              12             66       (82%)
                                -----------    -----------    ------
    Operating loss                   (2,414)        (2,813)      (14%)

 Other income (expenses):
  Interest income                        96             71        35%
  Interest expense                   (8,384)        (7,586)       11%
  Other expense                         (37)           (16)      131%
                                -----------    -----------    ------
 Loss from continuing
  operations before
  income taxes                      (10,739)       (10,344)        4%
 Income tax expense                    (483)       (28,188)      (98%)
                                -----------    -----------    ------
 Loss from continuing
  operations                        (11,222)       (38,532)      (71%)
 Income from discontinued
  operations, net of taxes          111,691          1,574        nm
                                -----------    -----------    ------
    Net income (loss)               100,469        (36,958)       nm
                                ===========    ===========    ======

 Income (loss) per share,
  basic and diluted:
   Continuing operations        $     (0.67)   $     (2.30)      (71%)
   Discontinued operations             6.67           0.09        nm
                                ===========    ===========    ======
    Net income (loss)
     per share                  $      6.00    $     (2.21)       nm
                                ===========    ===========    ======
 Basic and diluted common
  shares outstanding             16,750,000     16,750,000         0%
                                ===========    ===========    ======

 nm - not meaningful

 Supplemental Table 1
 -----------------------
              ACME Communications, Inc. and Subsidiaries
       Reconciliation of Operating Loss to Broadcast Cash Flow
                        and EBITDA (Unaudited)
                            (In thousands)

                                For the Three Months Ended March 31
                                -----------------------------------
                                     2003       2002    % Change
                                   -------    -------   --------
 Operating loss                    $(2,414)   $(2,813)    (14%)
 Add back:
  Equity-based compensation             12         66     (82%)
  Depreciation and amortization      1,061        963      10%
  Amortization of program rights     2,533      2,146      18%
  Corporate expenses                   970        898       8%
  Program payments                  (2,642)    (2,265)     17%
                                   -------    -------    ----
    Broadcast cash flow (1)           (480)    (1,005)    (52%)
 Less:
  Corporate expenses                   970        898       8%
                                   -------    -------    ----
    EBITDA (1)                     $(1,450)   $(1,903)    (24%)

 Broadcast cash flow margin (1)      -4.8%     -13.4%      na
 EBITDA margin (1)                  -14.5%     -25.4%      na

 (1) We define

    -- broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization, LMA fees,
       amortization of program rights, and corporate expenses,
       less program payments - the latter as adjusted to reflect
       reductions for liabilities relating to expired rights or
       rights which have been written-off in connection with
       acquisitions;

    -- EBITDA as broadcast cash flow less corporate expenses;

    -- broadcast cash flow margin is broadcast cash flow as a
       percentage of net revenues; and

    -- EBITDA margin is EBITDA as a percentage of net
       revenues.

 Supplemental Table 2
 ---------------------
              ACME Communications, Inc. and Subsidiaries
                Selected Comparative Balance Sheet Data
                            (In thousands)

                                                      As of
                                              ------------------------
                                              March 31,   December 31,
                                                2003          2002
                                              --------    ------------
                                            (Unaudited)

 Cash (1)                                      $230,440     $  1,860
 Total debt (2)                                $247,825     $275,001
 Total debt, net of cash and restricted cash   $ 14,479     $270,231

 (1) Cash excludes cash restricted as collateral under capital lease facilities of $2.9 million at both March 31, 2003 and
     December 31, 2002.

 (2) Total debt includes the Company's 10 7/8% Senior Discount Notes,
     12% Senior Secured Notes, notes payable under its revolving credit facility and its capital lease obligations.

 Supplemental Table 3
 ---------------------
              ACME Communications, Inc. and Subsidiaries
          Reconciliation of "As Reported" to "Same Station"
                Selected Operating Results (Unaudited)
                            (In thousands)

                           For the Three Months Ended March 31,
                           ------------------------------------
                                  2003      2002      % Change
                                --------  --------    --------
 Net revenues
  As reported                 $  9,979  $  7,487           33%
  Less: Madison station            321        --           nm
                              --------    --------    --------
    Same station net
     revenues                 $  9,658   $ 7,487           29%
                              --------   --------     --------
 Station operating expenses
  As reported                 $ 10,350   $ 8,373           24%
  Less:  Madison station           427        --           nm
                              --------   --------     --------
    Same station operating
     expenses                 $  9,923   $ 8,373           19%
                              --------   --------     --------

 Broadcast cash flow
  As reported                 $   (480)  $(1,005)         (52%)
  Less:  Madison station           (99)       --           nm
                              --------   --------     --------
    Same station broadcast
     cash flow                $   (381)  $(1,005)         (62%)
                              --------   --------     --------

 nm - not meaningful

CONTACT: ACME Communications, Inc.
         Tom Allen
         (714) 245-9499

         Brainerd Communicators, Inc.
         Chris Plunkett or Todd St. Onge
         (212) 986-6667